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                                                                    EXHIBIT 21.1
                             SUBSIDIARIES

The subsidiaries of Clarus Corporation are:

Clarus International, Inc., a Delaware corporation
Clarus eMEA, Ltd., a U.K. corporation
Clarus CSA, Inc., a Delaware corporation
SAI (Ireland) Limited, limited company incorporated under the laws of Ireland SAI Recruitment Limited, limited company incorporated under the laws of Ireland i2Mobile.com Limited, limited company incorporated under the laws of Ireland SAI America Limited, limited company incorporated under the laws of Ireland